Exhibit k


                            ADMINISTRATION AGREEMENT

         THIS ADMINISTRATION AGREEMENT (the "Agreement") is made as of this __th day of April, 2003, by and between Rydex Capital Partners SPhinX Fund (the "Fund"), a Delaware business trust, and Rydex Capital Partners I, LLC (the "Administrator"), a limited liability company incorporated under the laws of the state of Delaware.

         WHEREAS, the Fund is a registered, non-diversified, closed-end management investment company under the Investment the Company Act of 1940, as amended (the "1940 Act") and may issue its shares of beneficial interest ("Shares"); and

         WHEREAS, the Fund desires that the Administrator provide, and the Administrator is willing to provide, administrative and accounting services to the Fund on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

1.       RETENTION OF THE ADMINISTRATOR.

The Fund hereby retains the Administrator to furnish the Fund with accounting and administrative services as set forth in this Agreement, and the Administrator hereby accepts such employment. The Administrator shall be deemed to be an independent contractor for all purposes herein.

2.       ADMINISTRATIVE AND ACCOUNTING SERVICES.

The Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule A hereto (the "Services"). In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Fund's governing documents and prospectus, statement of additional information and related documents as they may be amended (provided copies are delivered to the Administrator) and applicable law. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund under this Agreement and (ii) shall not provide any investment advisory services to the Fund under this Agreement, and shall have no liability related to the foregoing hereunder. The Administrator shall provide the Fund with all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Board of Trustees' meetings) for providing the Services. The Administrator may sub-contract with third parties to perform any or all of the Services required to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain fully responsible to the Fund for the acts and omissions of such other entities to the same extent as if the services were performed by the Administrator. Subject to the limitations contained in this Article in meeting its duties hereunder, the Administrator shall have the general authority to do all acts deemed in the Administrator's reasonable good faith belief to be necessary and proper to perform its obligations under this Agreement.



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3.       ALLOCATION OF CHARGES AND EXPENSES.

         (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay all compensation, if any, of officers of the Fund who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the trustees of the Fund to perform services on behalf of the Fund.

         (B) FUND EXPENSES. The Fund assumes and shall pay or cause to be paid all expenses of the Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation and repurchase offer materials and notices to existing Shareholders, all expenses incurred in connection with issuing and repurchasing Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of trustees who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of trustees' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Fund. The Fund shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

4.       COMPENSATION OF THE ADMINISTRATOR.

         (A) ADMINISTRATIVE SERVICES FEE. In exchange for the rendering of the Services pursuant to this Agreement, the Fund shall pay the Administrator, and the Administrator shall accept as full compensation for the Services to be rendered, an administrative services fee calculated at the annual rate of 0.20% of the monthly net assets of the Fund (the "Administrative Services Fee").

         (B) PAYMENT. The Administrative Services Fee will be calculated and paid to the Administrator monthly, in advance, not later than the fifth (5th) business day of the month for which Services will be provided. In the event of termination of this Agreement at any time other than the end of a month, a pro rata refund of a portion of the Administrative Services Fee will be made to the Fund based on the number of days that this Agreement is in effect in the last month that this Agreement is in effect as a percentage of the total number of days in such month. For purposes of calculating the Administrative Services Fee, the value of the net assets of the Fund shall be determined in the same manner as the Fund uses to compute the value of the Fund's net assets in connection with the determination of the Net Asset Value of the Fund, all as set forth more fully in the Registration Statement.



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5.       LIMITATION OF LIABILITY OF THE ADMINISTRATOR.

         The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term "Administrator" shall include officers, employees and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to the Fund for consequential, indirect or punitive damages.

So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or gross negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Administrator in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. If in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Fund of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the fees and expenses of any counsel retained by the Administrator.

The Administrator may apply to the Fund at any time for instructions and may consult counsel for the Fund or its own counsel and with accountants and other experts, at the Fund's expense, with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.



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Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Fund until receipt of written notice thereof from the Fund.

Nothing herein shall make the Administrator liable for the performance or omissions of unaffiliated third parties not under the Administrator's reasonable control such as, by way of example and not limitation, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

The Administrator is entitled to rely on the price information provided by the underlying funds into which the Fund invests, brokers and custodians in order to calculate the Fund's net asset value (and the value of Shareholders' capital accounts based upon such valuation) and the Administrator shall not be liable for any valuation errors resulting from the use of such information.

6.       DURATION AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective as of the date first noted above, and shall remain in effect for an initial term of two years from the date of its effectiveness. This Agreement may be continued in effect from year to year after its initial term provided that such continuance is approved annually by the Fund's Board of Trustees, including the vote of a majority of the trustees who are not "interested persons" of the Fund, as defined by the Investment Company Act of 1940 and the rules thereunder (the "1940 Act"). This Agreement may be terminated by the Administrator, Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund at any time, in each case upon not less than 60 days' prior written notice. This Agreement shall also terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act and the rules thereunder.

7.       ACTIVITIES OF THE ADMINISTRATOR.

The Services rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

8.       CONFIDENTIALITY.

The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its shareholders and the Fund's investment adviser and affiliates received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that Administrator may disclose such information as required by law or after prior notification to and approval in writing by the Fund, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply. The Administrator shall adopt and implement procedures reasonably designed to protect and safeguard such Fund confidential information.



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9.       CERTAIN RECORDS.

The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

10.      COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.

The Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder including any applicable anti-money laundering laws and regulations.

11.      ENTIRE AGREEMENT; AMENDMENTS.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

12.      AGREEMENT FOR SOLE BENEFIT OF THE ADMINISTRATOR AND THE FUND.

This Agreement is for the sole and exclusive benefit of the Administrator and the Fund and will not be deemed to be for the direct or indirect benefit of the clients or customers of the Administrator or the Fund. The clients or customers of the Administrator or the Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement.

13.      WAIVER.

Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.



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14.      NOTICE.

Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Fund:              Rydex Capital Partners Sphinx
                             9601 Blackwell Road
                             Suite 500
                             Rockville, MD  20850
                             ATTENTION:  President

If to the Administrator:     RYDEX Capital Partners I, LLC.
                             9601 Blackwell Road
                             Suite 500
                             Rockville, MD  20850
                             ATTENTION:  President

15.      FORCE MAJEURE.

No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

16.      EQUIPMENT FAILURES.

In the event of equipment failures beyond the Administrator's control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan reasonable in scope and detail for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

17.      DEFINITIONS OF CERTAIN TERMS.

The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.



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18.      HEADINGS.

All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

19.      GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles therof, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Maryland, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

20.      MULTIPLE ORIGINALS.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

21.      BINDING AGREEMENT.

This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

22.      SEVERABILITY.

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

23.      LIMITATION OF LIABILITY.

A copy of the Certificate of Trust of the Fund is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the trustees of the Fund as trustees and not individually and that the obligations of the this instrument are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of the Fund.





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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.


RYDEX CAPITAL PARTNERS SPHINX  FUND

By:
Name:
Title:


RYDEX CAPITAL PARTNERS I, LLC

By:
Name:
Title:















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                                   SCHEDULE A

                                LIST OF SERVICES


1.    DESCRIPTION OF ACCOUNTING SERVICES.

The Administrator will perform the following administration services:

         (a) Calculate the net asset value per Fund share ("NAV") on the last day of the month that the New York Stock Exchange is open for business (or more frequently as determined by the Fund) (each a "Valuation Day").

         (b) Calculate each item of income, deduction, credit, gain and loss, if any, and process the Fund's stated expense ratio as required by the Fund and in conformance with generally accepted accounting practice ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Code.

         (c)      Calculate the "SEC yield".

         (d) Prepare and record once daily, as of the time when the NAV of the Fund is calculated or at such other time as otherwise directed by the Fund, either (A) a valuation of the assets of the Fund (unless otherwise specified in or in accordance with the Policies and Procedures, based upon the use of outside services normally used and contracted for this purpose by the Administrator in the case of securities for which information and market price or yield quotations are readily available, and based upon evaluations conducted in accordance with the Fund instructions in the case of all other assets) or (B) a calculation confirming that the market value of the Fund's assets does not deviate from the amortized cost value of those assets by more than a specified percentage.

         (e) Make such adjustments over such periods as the Fund deems necessary to reflect over-accruals or under-accruals of estimated expenses or income.

         (f) Maintain the Fund's general ledger and record all income, gross expenses, capital share activity and security transactions of the Fund.

         (g) Provide the Fund and such other persons as the Fund may direct with standard NAV calculation and portfolio reporting.

         (h) Provide appropriate records to assist the Fund's independent accountants and, subject to the Agreement, any regulatory body in any requested review of the Fund's books and records.

         (i) Provide information typically supplied in the investment company industry to the Fund's transfer agent.



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         (j)      Transmit the NAVs and dividend factors of the Fund to the Fund and to those persons designated by the Fund in writing either by internet e-mail or facsimile transmission, as designated by the Fund.

         (k) Provide the Fund with the data requested by the Fund that is required to update the Registration Statement.

         (l) Provide the Fund or the independent accountants for the Fund the data requested with respect to the preparation of the Fund's income, excise and other tax returns.

         (m) Provide the Fund or the independent accountants for the Fund with unadjusted Fund data directly from the portfolio accounting system for any day that the New York Stock Exchange is open for business and other data reasonably requested for the preparation of the Fund's semi-annual financial statements.

         (n) Transmit to and receive from the Fund's transfer agent appropriate data to reconcile daily Shares outstanding and other data with the transfer agent.

         (o)      Process all distributions as directed in writing by the Fund.

         (p) Reconcile cash daily and reconcile security identifier, units, maturities and rates at least monthly with the Fund's custodian.

         (q) Verify investment trade tickets when received from an investment adviser and maintain individual ledgers and historical tax lots for each security.

         (r) Prepare and maintain on behalf of the Fund all books and records pursuant to Rule 31a-1 under the 1940 Act:

2.     DESCRIPTION OF ADMINISTRATION SERVICES.

The Administrator will perform the following administration services:

         (a) Assist the Fund in the selection of other service providers, such as independent accountants, law firms and proxy solicitors.

         (b) Oversee (i) the preparation and maintenance by the Fund's custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable United States law, of all documents and records relating to the operation of the Fund required to be prepared or maintained by the Fund or its agents pursuant to applicable law; (ii) the reconciliation of account information and balances among the Fund's custodian, transfer agent, dividend disbursing agent and fund accountant;
                  (iii) the transmission of purchase and redemption orders for Shares; and (iv) the performance of fund accounting, including the calculation of the net asset value of the Shares.



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         (c)      Oversee the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Fund.

         (d) File or oversee the filing of each document required to be filed by the Fund with the SEC in either written or, if required, electronic format (e.g., pursuant to the electronic data gathering analysis and retrieval system, or "EDGAR").

         (e) Provide expense and financial information for the periodic updating of the Registration Statement.

         (f) Provide expense and financial information for proxy and information statements, repurchase offers, and related communications to shareholders, as applicable.

         (g) Assist the Fund's investment adviser and other appropriate persons in monitoring the Fund's compliance with applicable securities laws and regulations as well as with the Fund's fundamental and non-fundamental policies set forth in the Prospectus.

         (h) Produce quarterly compliance reports for the Fund's Board of Trustees.

         (i) Prepare, file and maintain the Fund's organizational documents and minutes of meetings of the Fund's Board of Trustees, any committees thereof, and shareholders.

         (j) Make such filings as are necessary to maintain the Fund's existence and good standing under applicable state law.

         (k) Maintain CUSIP, ticker, news media and tax identification number listings.

         (l) Provide the Fund with adequate general office space and facilities and provide persons suitable to the Fund's Board of Trustees to serve as Fund officers.

         (m) Calculate, review and account for Fund expenses and report on Fund expenses on a periodic basis.

         (n) Authorize the payment of Fund expenses and pay, from Fund assets, all bills of the Fund.

         (o) Prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections, and fee waiver/expense reimbursement projections on a periodic basis.

         (p)      Prepare financial statement expense information.



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         (q)      Prepare semi-annual financial statements and oversee the
                  production of the semi-annual financial statements and any related report to the Fund's shareholders prepared by the Fund.

         (r) File the Fund's semi-annual financial statements with the SEC, or ensure that the Fund's semi-annual financial statements are filed with the SEC, and oversee the distribution of the financial statements to shareholders.

         (s) Request any necessary information from the Fund's transfer agent, fund accountant, investment adviser(s) and distributor(s) in order to prepare, and prepare, the Fund's Form N-SAR and Form N-CSR twice a year.

         (t) Calculate data with respect to yields, dividend yields, distribution rates and total returns for dissemination to information services covering the investment company industry, for advertising and sales literature of the Fund and other appropriate purposes.

         (u) Report Fund data to investment company industry survey companies (i.e., Lipper, Inc.).

         (v) Report applicable data to rating agencies (such as STANDARD & POORS) that rate a Fund.

         (w) Supervise the declaration of dividends and other distributions to shareholders and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders.

         (x) Prepare all Fund Federal income and excise tax workpapers and provisions.

         (y) File all Fund Federal income and excise tax returns and state income and other tax returns, including any extensions or amendment.

         (z) Calculate required Fund distributions to maintain the qualification of the Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") in order to assist the Fund in avoiding any otherwise applicable Federal excise tax.

         (aa) Perform other tax compliance and related reporting for the Fund (limited to calculation of Code Section 851(b) "good income" and "diversification" testing, reporting the tax status of distributions and preparing year-end Federal tax notice data).

         (bb)     Prepare financial statement tax provisions (limited to sixty
                  (60) day shareholder tax notices disclosure, tax related footnotes and Statement of Position 95-3 ("ROCSOP") adjustments) for the Fund.



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


         (cc) Calculate income distributions if the Fund declares income distributions more often than annually but not daily and calculate capital gain distributions (in addition to typical calendar year end capital gain distributions).

         (dd) Perform monthly capital gain analyses for the Fund based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards.

         (ee) Advise the Fund on compliance with applicable U.S. laws and regulations.

         (ff)     Liaise with staff of the SEC.

         (gg) Draft correspondences to staff of the SEC and respond to SEC staff comments.

         (hh)     Liaise with the Fund's outside counsel.

         (ii) Draft and/or amend the Fund's registration statement, prospectus, and statement of additional information.

         (jj) Assist Fund outside counsel in the preparation of Section 16 filings, exemptive applications, no-action letters, information statements, proxy statements, repurchase offers, and related material.

         (kk) Prepare Section 16 filings, exemptive applications, no-action letters, information statements, proxy statements, and related material, and draft correspondence to staff of the SEC and respond to SEC staff comments with respect thereto.

         (ll) Respond to inquiries regarding applicable U.S. laws and regulations at meetings of the Fund's Governing Body or shareholders.

         (mm) Prepare and/or review agreements between the Fund and any third parties.



                               [END OF SCHEDULE A]












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